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                     BYLAWS FOR TAX-FREE TRUST

                             ARTICLE 1
             Declaration of Trust and Principal Office

     1.1. Declaration of Trust. These Bylaws are subject to the Declaration of Trust (the "Declaration") for Tax-Free Trust (the
"Trust"), as from time to time in effect.

     1.2. Principal Office of the Trust. The principal office of the Trust shall be located in Minneapolis, Minnesota.

                             ARTICLE 2
                       Meetings of Trustees

     2.1. Regular Meetings. Regular meetings of the Trustees may be held without call or notice at such places and at such times as the Trustees may determine, provided that notice of the first regular meeting following any such determination shall be given to absent Trustees.

     2.2. Special Meetings. Special meetings of the Trustees may be held at any time and at any place designated in the call of the meeting when called by the President or the Treasurer or by two or more Trustees, sufficient notice being given to each Trustee by the Secretary or by the officer or the Trustees calling the meeting.

     2.3. Notice of Special Meetings. It will be sufficient notice to a Trustee of a special meeting to send notice by mail at least forty-eight hours or by telegram at least twenty-four hours before the meeting, addressed to the Trustee at his or her last known business or residence address or to give notice to him or her in person or by telephone at least twenty-four hours before the meeting. Notice of a special meeting need not be given to any Trustee if a written waiver of notice, executed by him or her before or after the meeting, is filed with the records of the meeting, or to any Trustee who attends the meeting without protesting prior to or at its commencement the lack of notice to him or her. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

     2.4. Quorum. At any meeting of the Trustees a majority of the Trustees then in office constitutes a quorum. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice. Trustees may participate in a meeting by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting.

     2.5. Notice of Certain Actions by Consent. If, in accordance with the provisions of the Declaration, any action is taken by the Trustees by a written consent of less than all of the
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Trustees, then prompt notice of the action shall be furnished to each Trustee who did not execute a written consent, provided that the effectiveness of the action shall not be impaired by any delay or failure to furnish notice.

                             ARTICLE 3
                             Officers

     3.1. Enumeration; Qualification. The officers of the Trust shall be a President, a Treasurer, a Secretary and such other officers as the Trustees may in their discretion elect. The Trust also may have such agents as the Trustees may in their discretion appoint. The President shall be a Trustee and may but need not be a Unitholder; and any other officer may but need not be a Trustee or a Unitholder. Any two or more offices may be held by the same person. A Trustee may but need not be a Unitholder.

     3.2.  Election.  The President, the Treasurer and the
Secretary shall be elected by the Trustees upon the occurrence of any vacancy in any office. Other officers may be elected or appointed by the Trustees at any time. Vacancies in any other office may be filled at any time.

     3.3. Tenure. The President, the Treasurer and the Secretary will hold office until he or she dies, resigns, is removed or becomes disqualified. Each other officer shall hold office and each agent shall retain authority at the pleasure of the Trustees.

     3.4. Powers. Subject to the other provisions of these Bylaws, each officer shall have, in addition to the duties and powers herein and in the Declaration, such duties and powers as are commonly incident to the office occupied by him or her as if the Trust were organized as a Massachusetts business corporation and such other duties and powers as the Trustees may from time to time designate.

     3.5. President. Unless the Trustees otherwise provide, the President shall preside at all meetings of the Unitholders and of the Trustees. Unless the Trustees otherwise provide, the President shall be the chief executive officer.

     3.6. Treasurer. Unless the Trustees provide otherwise, the Treasurer shall be the chief financial and accounting officer of the Trust, and shall, subject to the provisions of the Declaration and to any arrangement made by the Trustees with a custodian, investment adviser or manager, or transfer, Unitholder servicing or similar agent, be in charge of the valuable papers, books of account and accounting records of the Trust, and shall have such other duties and powers as may be designated from time to time by the Trustees or by the President.

     3.7. Secretary. The Secretary shall record all proceedings of the Unitholders and the Trustees in books to be kept therefor, which books or a copy thereof shall be kept at the principal office
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of the Trust.  In the absence of the Secretary from any meeting of the Unitholders or Trustees, a temporary Secretary chosen at the meeting shall record the proceedings.

     3.8. Resignations and Removals. Any Trustee or officer may resign at any time by written instrument signed by him or her and delivered to the President or the Secretary or to a meeting of the Trustees. A resignation shall be effective upon receipt unless specified to be effective at some other time. The Trustees may re move any officer elected by them with or without cause. Except to the extent expressly provided in a written agreement with the Trust, no Trustee or officer resigning and no officer removed shall have any right to any compensation for any period following his or her resignation or removal, or any right to damages on account of such removal.

                             ARTICLE 4
                            Committees

     4.1. Quorum; Voting. A majority of the members of any Committee appointed by the Trustees shall constitute a quorum for the transaction of business, and any action of such a Committee may be taken at a meeting by a vote of a majority of the members present (a quorum being present) or evidenced by one or more writings signed by a majority. Trustees may participate in a meeting by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting.

                             ARTICLE 5
                              Reports

     The Trustees and officers shall give reports at the time and in the manner required by the Declaration or any applicable law.
Officers and Committees shall give additional reports as they may deem desirable or as may be required by the Trustees.

                             ARTICLE 6
                            Fiscal year

     The fiscal year of the Trust shall begin on the first day of June in each year and end on the thirty-first day of May following.

                             ARTICLE 7
                               Seal

     The seal of the Trust shall consist of a flat-faced die with the word "Massachusetts", together with the name of the Trust and the year of its organization cut or engraved thereon but, unless otherwise required by the Trustees, the seal shall not be necessary to be placed on and its absence shall not impair the validity of, any document, instrument or other paper executed and delivered by or on behalf of the Trust.
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                             ARTICLE 8
                        Execution of Papers

     Except as the Trustees may generally or in particular cases authorize the execution in some other manner, all deeds, leases, contracts, notes and other obligations made by the Trustees shall be signed by the President, a Vice President or the Treasurer and need not bear the seal of the Trust.

                             ARTICLE 9
              Issuance of Units and Unit Certificates

     9.1. Sale of Units. Except as otherwise determined by the Trustees, the Trust will issue and sell for cash or securities from time to time, full shares of its Units of beneficial interest. In the case of Units sold for securities, such securities shall be valued in accordance with the provisions for determining the value of the assets of the Trust as stated in the Declaration and these Bylaws. The officers of the Trust are severally authorized to take all such actions as may be necessary or desirable to carry out this section.

     9.2. Unit Certificates. In lieu of issuing certificates for Units, the Trustees or the transfer agent may either issue receipts therefor or may keep accounts upon the books of the Trust for the record holders of such Units.

                            ARTICLE 10
    Provisions Relating to the Conduct of the Trust's Business

     10.1. Certain definitions. When used herein the following word shall have the following meanings: "Distributor" shall mean any one or more corporations, firms or associations which have distributor's or principal underwriter's contracts in effect with the Trust providing that redeemable Units issued by the Trust shall be offered and sold by such Distributor. "Manager" shall mean any corporation, firm or association which may at the time have an advisory or management contract with the Trust.

     10.2. Limitations on Dealings with Officers or Trustees. The Trust will not lend any of its assets to the Distributor or Manager or to any officer or director of the Distributor or Manager or any officer or Trustee of the Trust, and shall not permit any officer or Trustee or any officer or director of the Distributor or Manager to deal for or on behalf of the Trust with himself or herself as principal or agent, or with any partnership, association or corporation in which he or she has a financial interest; provided that the foregoing provisions shall not prevent (a) officers and Trustees of the Trust or officers and directors of the Distributor or Manager from buying, holding or selling Units in the Trust or from being partners, officers or directors of or otherwise financially interested in the Distributor or the Manager; (b) purchase or sale of securities or other property if such transaction is permitted by or is exempt or exempted from the provisions of the Investment Company Act of 1940 or any rule or
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regulation thereunder and if such transaction does not involve any commission or profit to any security dealer who is, or one or more of whose partners, shareholders, officers or directors is, an officer or Trustee of the Trust or an officer or director of the Distributor or Manager; (c) employment of legal counsel, registrar, transfer agent, unitholder servicing agent, dividend disbursing agent or custodian who is, or has a partner, shareholder, officer or director who is, an officer or Trustee of the Trust or an officer or director of the Distributor or Manager; (d) sharing statistical, research, legal and management expenses and office hire and expenses with any other investment company in which an officer or Trustee of the Trust or an officer or director of the Distributor or Manager is an officer or director or otherwise financially interested.

     10.3. Securities and Cash of the Trust to Be Held by Custodian Subject to Certain Terms and Conditions. All securities and cash owned by the Trust shall be held by or deposited with one or more banks or trust companies having (according to its last published report) not less than $1,000,000 aggregate capital, surplus and undivided profits (any such bank or trust company being hereby designated as "Custodian"), provided such a Custodian can be found ready and willing to act; subject to such rules, regulations and orders as the Securities and Exchange Commission may adopt, the Trust may, or may permit any Custodian to, deposit all or any part of the securities owned by the Trust in a system for the central handling of securities pursuant to which all securities of any particular class or series of any issue deposited within the system may be transferred or pledged by bookkeeping entry, without physical delivery. The Custodian may appoint, subject to the approval of the Trustees, one or more subcustodians.

     10.4. Reports to Unitholders. The Trust shall send to each Unitholder of record at least semi-annually a statement of the condition of the Trust and of the results of its operations, containing all information required by applicable laws or regulations.

     10.5. Determination of Net Asset Value Per Unit. Net asset value per Unit of each class or series of units of the Trust shall mean: (i) the value of all the assets properly allocable to such class or series; (ii) less total liabilities properly allocable to such class or series; (iii) divided by a number of units of such class or series deemed to be outstanding, in each case at the time of each determination. Except as otherwise determined by the Trustees, the net asset value per share of each class or series shall be determined no less frequently than once daily, Monday through Friday, on days on which the New York Stock Exchange is open for trading, at such time or times that the Trustees set at least annually.

     10.6.  Discontinuation of Sale of Units.  If the sale of units is discontinued, the Trustees may, pursuant to resolution, deduct from the value of the assets an amount equal to the brokerage commissions, transfer taxes and charges, if any, which would be possible on the sale of securities if they were then being sold.
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                            ARTICLE 11
                            Unitholders

     11.1. Meetings. A meeting of the Unitholders shall be called by the Secretary whenever ordered by the Trustees or requested in writing by the holder or holders of at least ten percent (10%) of the outstanding units entitled to vote at such meeting. If the Secretary, when so ordered or requested, refuses or neglects for more than two days to call such meeting, the Trustees or the Unitholders so requesting may, in the name of the Secretary, call the meeting by giving notice thereof in the manner required when notice is given by the Secretary.

     11.2. Access to Unitholder List. Unitholders of record may apply to the Trustees for assistance in communicating with other Unitholders for the purpose of calling a meeting in order to vote upon the question of removal of a Trustee. When ten or more Unitholders of record who have been such for at least six months preceding the date of application and who hold in the aggregate units having a net asset value of at least $25,000 so apply, the Trustees shall within five business days either:

          (i) afford to applicants access to a list of names and addresses of all Unitholders as recorded on the books of the Trust; or

          (ii) inform applicants of the approximate number of Unitholders of record and the approximate cost of mailing material to them, and, within a reasonable time thereafter, mail, at the applicants' expense, materials submitted by the applicants, to all such Unitholders of record. The Trustees shall not be obligated to mail materials which they believe to be misleading or in violation of applicable law.

     11.3. Record Dates. For the purpose of determining the Unitholders of any class or series of Units of the Trust who are entitled to vote or act at any meeting or any adjournment thereof, or who are entitled to receive payment of any dividend or of any other distribution, the Trustees may from time to time fix a time, which shall be not more than 90 days before the date of any meeting of Unitholders or more than 60 days before the date of payment of any dividend or of any other distribution, as the record date for determining the Unitholders of such class or series having the right to notice of and to vote at such meeting and any adjournment thereof or the right to receive such dividend or distribution, and in such case only Unitholders of record on such record date shall have such right notwithstanding any transfer of Units on the books of the Trust after the record date; or without fixing such record date the Trustees may for any such purposes close the register or transfer books for all or part of such period.

     11.4. Proxies. The placing of a Unitholder's name on a proxy pursuant to telephone or electronically transmitted instructions obtained pursuant to procedures reasonably designed to verify that such instructions have been authorized by such Unitholder shall constitute execution of such proxy by or on behalf of such Unitholder.
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                            ARTICLE 12
             Preferences, Rights and Privileges of the
                     Trust's Classes of Units

     Each class of Units of the Trust or of a particular series of the Trust, as the case may be, will represent interests in the same portfolio of investments of the Trust (or that series) and be identical in all respects, except as set forth below: (a) each class of Units will be charged with any incremental Unitholder servicing expense attributable solely to such class, as determined by the Trustees, (b) each class of Units shall be charged with any other expenses properly allocated to such class, as determined by the Trustees and approved by the Securities and Exchange Commission, (c) each class of Units will have only such exchange privileges as may from time to time be described in the Trust's prospectus with respect to such class, (d) each class of Units shall bear such designation as may be approved from time to time by the Trustees and (e) reinvestments of distributions from the Trust paid with respect to the Units of a particular class will be paid in additional shares of such class.

                            ARTICLE 13
                      Amendment to the Bylaws

     These Bylaws may be amended or repealed, in whole or in part, by a majority of the Trustees then in office at any meeting of the Trustees, or by one or more writings signed by such a majority.